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                                                  Exhibit D-2(d)


                           DF 98-032
                   New England Power Company

    Petition for Increase in Short-Term Borrowing Authority

Order NISI Approving Request for Increase in Short-Term Borrowing
                           Authority

                       ORDER NO.  22,907

                        April 28, 1998


     On March 13, 1998, New England Power Company, Inc. (NEP), filed a petition with the New Hampshire Public Utilities Commission (Commission), pursuant to RSA 369, for authority to increase its short-term borrowing authority from $375 million to $750 million on a temporary basis. NEP's petition indicates that following the completion of the divestiture of substantially all of its non- nuclear generation assets, it will refile for a lower maximum level of short-term borrowing authority.
     In its Order No. 20,952 in DF 93-152, issued September 8, 1993, the Commission provided NEP authorization to issue and renew its notes, bonds, and other evidences of indebtedness payable in less than twelve months after the date thereof, in an aggregate amount not to exceed $375 million. In the instant petition, NEP indicates that the request for a higher level of short-term borrowing authority of $750 million is for the purpose of increasing its ability to finance the buyout of purchased power contracts with non-utility generators and for the repurchase of certain of its mortgage bonds. At the time of the anticipated divestiture, NEP will have to defease its outstanding mortgage bonds. In order to avoid any additional defeasance costs at that time, NEP does not plan to issue any additional mortgage bonds prior to divestiture. Therefore, NEP's primary funding vehicle will be short-term debt.
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     NEP has indicated that, with its on-going short-term borrowing needs in a range of $l50 to $225 million, a net potential short-term borrowing obligation associated with its variable rate tax-exempt bonds of approximately $167 million, and potential non-utility generator buyouts that are currently being negotiated of approximately $330 million, a range of potential short-term borrowing needs of $647 million to $722 million is obtained. Accordingly, NEP has requested a total maximum short-term borrowing capacity of $750 million.
     Based upon our review of NEP's filing, and the proposed purposes of the increased short-term borrowing authority, we will approve the Company's request as filed. We will direct the Company to file within 60 days of the divestiture its intentions with respect to the higher maximum short-term borrowing authority provided for herein. NEP should make the same filing in the event the divestiture does not go forward by December 31, 1999.
     Based upon the foregoing, it is hereby
     ORDERED NISI, that New England Power Company, pursuant to RSA 369, is authorized to increase its short-term borrowing authority from $375 million to $750 million on a temporary basis; and it is
     FURTHER ORDERED, that New England Power Company shall file within 60 days of the divestiture of substantially all of its non-nuclear generation assets a statement of its intentions with respect to the higher maximum short-term borrowing authority provided for herein; and it is
     FURTHER ORDERED, that, in the event that the divestiture does not go forward by December 31, 1999, NEP shall similarly file a statement of its intentions with respect to the level of short-term debt as authorized herein; and it is
     FURTHER ORDERED, that on or about January 1 and July 1 of each year
New England Power Company shall file with this Commission a detailed statement, duly sworn to by its treasurer, showing the disposition of the proceeds of said borrowings; and it is
     FURTHER ORDERED, that pursuant to N.H. Admin. Rules, Puc 1604.03 or
Puc 1605.03, the Petitioner shall cause a copy of this Order Nisi to be published once in a statewide newspaper of general circulation or of circulation in those portions of the state where operations are conducted,
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such publication to be no later than May 5, 1998 and to be documented by affidavit filed with this office on or before May 12, 1998; and it is
     FURTHER ORDERED, that all persons interested in responding to this petition be notified that they may submit their comments or file a written request for a hearing on this matter before the Commission no later than May 19, 1998; and it is
     FURTHER ORDERED, that any party interested in responding to such comments or request for hearing shall do so no later than May 26, 1998; and it is
     FURTHER ORDERED, that this Order Nisi shall be effective May 28, 1998, unless the Commission provides otherwise in a supplemental order issued prior to the effective date.
     By order of the Public Utilities Commission New Hampshire this twenty-eighth day of April, 1998.

s/ Douglas L. Patch s/ Bruce B. Ellsworth  s/ Susan S. Geiger
___________________ _____________________  ___________________
Douglas L. Patch    Bruce B. Ellsworth     Susan S. Geiger
Chairman            Commissioner           Commissioner


Attested by:

s/ Claire D. DiCicco
___________________
Claire D. DiCicco
Assistant Secretary